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                                                                    EXHIBIT 10.8




                      (Revision of Director Compensation)

RESOLVED, that effective July 1, 1997, non-employee directors of O'Sullivan Industries Holdings, Inc. shall be paid quarterly in arrears, to the extent applicable, the following retainers:

        (a) an annual retainer of $25,000; and
        (b) an annual retainer of $1,000 for service as a committee chairman;

and further

RESOLVED, that effective July 1, 1997, no meeting fees will be payable to Directors for the attendance of Board of Directors or Committee meetings; provided, however, that Directors shall continue to be reimbursed for the expenses of attending Board of Director and Committee meetings.



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